Exhibit 1.01

Academy Sports and Outdoors, Inc.
Conflict Minerals Report
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended

The information in this Conflict Minerals Report (“CMR”) of Academy Sports and Outdoors, Inc. (together with its subsidiaries, the “Company” or “Academy”) is for the calendar year ended December 31, 2025 and prepared in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), and Form SD (together with Rule 13p-1, the “Conflict Minerals Rules”). As used herein and consistent with the Conflict Minerals Rules, “3TG” or “Conflict Minerals” mean columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives tin, tantalum and tungsten. Refer to the Conflict Minerals Rules for definitions of certain terms used in this CMR, unless otherwise defined herein.

1.Company Introduction/Overview

Based in Katy, Texas, the Company is a leading full-line sporting goods and outdoor recreation retailer in the United States. As of May 29, 2026, Academy operates more than 300 stores across 21 states, as well as a website and mobile app. Academy’s merchandise assortment focuses on key categories of outdoor, apparel, footwear, and sports and recreation through leading national brands and a portfolio of private label brands.

Most of the Company’s retail business is comprised of third-party branded merchandise purchased from independent suppliers who manufacture merchandise around the world. The Company also contracts third-party manufacturers to manufacture all of its private label merchandise, including hardgoods, apparel, footwear, and accessories (such third-party manufacturers, the “Suppliers,” and such private label merchandise made by the Suppliers, the “Merchandise”), which may contain 3TG metals. In accordance with the Conflict Minerals Rules, the Company undertook good faith efforts to determine whether any of the Merchandise contained Conflict Minerals necessary to the functionality or production of the merchandise that may have originated from the Democratic Republic of the Congo (“DRC”) or an adjoining country1 (together with the DRC, the “Covered Countries”).

Academy does not have a direct relationship with any smelters or refiners (“SORs”) that operate facilities used to process 3TG in the Merchandise, and it was not able to identify with reasonable certainty the specific facilities used by the Suppliers to process 3TG in the Merchandise. As a “downstream” company (as such term is defined in the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”)),2 Academy relies on the Suppliers to provide accurate, reliable information about 3TG in its supply chain.

1 The term “adjoining country” is defined for purposes of this CMR as a country that shares an internationally recognized border with the DRC (as of the date of this CMR).
2 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition, OECD Publishing and accompanying Supplements: https://www.oecd.org/en/publications/2016/04/oecd-due-diligence-guidance-for-responsible-supply-chains-of-minerals-from-conflict-affected-and-high-risk-areas_g1g65996.html

2.Reasonable Country of Origin Inquiry

To implement its reasonable country of origin inquiry (“RCOI”), the Suppliers were engaged to complete a pre-sourcing survey to report information regarding the presence and sourcing of 3TG metals used in the Merchandise supplied to Academy, in order to determine whether a Supplier is in-scope. As required by the Conflict Minerals Rules, the Company conducted an RCOI of in-scope Suppliers for calendar year 2025. The Company’s in-scope Merchandise categories were limited to its private label merchandise, including hardgoods, apparel, footwear, and accessories. Third-party branded merchandise that the Company sells but does not contract to manufacture are out-of-scope for purposes of its compliance with the Conflict Minerals Rules. The Company has a policy relating to the responsible sourcing of Conflict Minerals (the “Conflict Minerals Policy”), and other requirements of the Suppliers in its Vendor Code of Conduct. The Suppliers are expected to provide 3TG sourcing information in accordance with our Conflict Minerals Policy and Vendor Code of Conduct, both of which are available on Academy’s investor relations website at investors.academy.com.

RCOI Supplier engagement was conducted as follows:

1.An introduction email was sent by the Company to the Suppliers describing the Company’s Conflict Mineral Compliance Program (“CMCP”) and identifying the Company’s third-party service provider (“Service Provider”) as a partner in the CMCP process.
2.A follow-up email was sent by the Service Provider to the Suppliers containing a link to the RCOI survey maintained on the Service Provider’s platform.
a.Suppliers were provided with additional information about Academy’s CMCP, which utilized the Conflict-Free Sourcing Initiative’s Conflict Minerals Reporting Template (“CMRT”), version 6.5, including why the information was being collected, a review of how the information would be used, and how the information requested could be provided.
b.Suppliers were introduced to the Service Provider’s Resource Center to increase Suppliers’ awareness of Academy’s CMCP, the supporting regulations, and frequently asked questions concerning 3TG tracing.
3.Up to seven reminder emails were sent to non-responsive Suppliers requesting completion of the survey.
4.If, after these efforts, a Supplier still did not provide the requested information/survey completion, an escalation process was initiated. As needed, sourcing leads at the Company would escalate directly with these outstanding Suppliers to obtain a response.

The Company and Service Provider reviewed the Supplier responses and determined which Suppliers were deemed to be in-scope. Supplier responses deemed by the Company to be in-scope were evaluated for plausibility, consistency, and gaps in terms of which Merchandise were stated to contain or not contain necessary 3TG, as well as the origin of those materials.

3.Due Diligence Process

The Company’s due diligence process is based on the framework provided by the OECD Guidance, specifically provided in Annex I “Five-Step Framework for Risk-Based Due Diligence in the Minerals Supply Chain”.

Academy does not have a direct relationship with any SORs. Therefore, our due diligence fact-finding was completed via communications with our Suppliers. Due diligence measures taken by the Company included the following:

•Develop and maintain the Conflict Minerals Policy, which is available on Academy’s investor relations website at investors.academy.com.
•Establish and maintain an internal team to support supply chain/vendor compliance due diligence.
•Develop and implement a scoping guidance document prior to RCOI, in order to determine in-scope Suppliers, thus narrowing the field for further processing.
•Devise and maintain a risk management plan.
•Continue implementation of the risk management plan, monitor and track risk mitigation, report to senior management and evaluate Supplier relationships.
•Utilizing internal and external resources, implement internal process and contractual measures in order to strengthen engagement with Suppliers.
•Incorporate the Conflict Minerals Policy and Vendor Code of Conduct in the Supplier on-boarding process.
•Conduct training or provide resources for internal business partners responsible for Supplier on-boarding.
•Establish and maintain a grievance mechanism.
•Identify SORs in the supply chain (if any).
•Maintain and refine strategic responses to supply chain/vendor compliance risk.
•Report on risk management to risk management leadership and senior leadership.
•Maintain risk management remediation procedures for non-compliant Suppliers, allowing Suppliers to find compliant SORs, and if, after a reasonable period of time, corrective action is not taken to the Company’s satisfaction, the relationship may be suspended or terminated.
•Report annually on Form SD, including the CMR contained therein, available on Academy’s investor relations website at investors.academy.com.

4.RCOI/Due Diligence Results

Following the due diligence process described above, a total of 69 Suppliers were determined to be potentially in-scope and contacted as part of the RCOI process. 97% of the In-Scope Suppliers provided a CMRT with available smelter information for any 3TG used in their supply chain. Of the contacted Suppliers, 99% indicated that they do not use any Conflict Minerals in the Merchandise that they produce for the Company and were determined to be out of scope, while 1% indicated that one or more of the Conflict Minerals were necessary to the functionality or production of the Merchandise they supplied to Academy (the “In-Scope Suppliers”).

Based on the information obtained through the Company’s due diligence process, a certain supplier reported the presence of tin and tungsten in merchandise supplied to the Company. However, the supplier response received did not provide sufficient information to identify the SORs that processed the necessary Conflict Minerals contained in the Company’s Merchandise.

Accordingly, the Company was unable to determine the country of origin of the necessary Conflict Minerals contained in its Merchandise or whether such minerals may have directly or indirectly financed or benefited armed groups in the Democratic Republic of the Congo or adjoining countries.

The Company’s due diligence efforts were based on information received from suppliers and other available industry sources. As is common in complex supply chains, the Company relied on supplier representations and was limited in its ability to independently verify the completeness and accuracy of the information provided.

We continue to engage with our Suppliers to obtain current, accurate and complete information about Conflict Minerals in their supply chains, using the CMRT. We also intend to encourage our Suppliers to engage with their SORs to ensure that they are Responsible Mineral Initiative’s Responsible Minerals Assurance Process, the London Bullion Market Association Responsible Gold Certification Process, and the Responsible Jewelry Council’s Chain-of-Custody Certification Process compliant.

5. Forward-Looking Statements

This CMR contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy’s current expectations and are not guarantees of future performance. Forward-looking statements may incorporate words such as “believe,” “expect,” “anticipate,” “forward,” “ahead,” “opportunities,” “plans,” “priorities,” “goals,” “future,” “short/long term,” “will,” “should,” or the negative version of these words or other comparable words.

Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, environmental, and other factors that could affect overall consumer spending or our industry, including the possible effects of ongoing macroeconomic challenges, inflation and in higher interest rates, trade policy changes or additional tariffs, geopolitical tensions, or changes to the financial health of our customers, many of which are beyond Academy’s control. These and other important factors that could cause actual results to differ materially from those in the forward-looking statements are: (a) the continued implementation of satisfactory traceability and other compliance measures by direct and indirect suppliers on a timely basis or at all, (b) changes in the Conflict Minerals Rules and other political and regulatory developments relating to the sourcing of 3TG, whether in the DRC or the Covered Countries, the United States or elsewhere, and (c) set forth in Academy’s filings with the SEC, including the Annual Report, under the caption “Item 1A. Risk Factors,” as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this CMR speaks only as of the date of this CMR. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.
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